Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE

RESTATED AND AMENDED

ARTICLES OF INCORPORATION

OF

STERLING BANCSHARES, INC.

Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, as amended, Sterling Bancshares, Inc., a Texas corporation, files these Articles of Amendment for the purpose of amending its Restated and Amended Articles of Incorporation as follows:

ARTICLE ONE

The name of the corporation is Sterling Bancshares, Inc. (the “Corporation”).

ARTICLE TWO

The following amendment to the Restated and Amended Articles of Incorporation of the Corporation was adopted by the shareholders of the Corporation on April 30, 2007.

The first paragraph of ARTICLE 4 of the Restated and Amended Articles of Incorporation is amended by deleting it in its entirety and replacing it with the following:

“The total number of shares of all classes of stock which the Corporation shall be authorized to issue is 151,000,000 shares, divided into the following (i) 1,000,000 shares of Preferred Stock, par value $1.00 per share (Preferred Stock); and (ii) 150,000,000 shares of Common Stock, par value $1.00 per share (Common Stock).”

ARTICLE THREE

The number of shares of the Corporation outstanding at the time of such adoption was 74,347,046 shares of Common Stock and no shares of Preferred Stock; and the number of shares entitled to vote thereon was 71,018,972 shares of Common Stock.

The designation and number of outstanding shares of each class or series entitled to vote thereon as a class were as follows:

Class or Series	Number of Shares Outstanding and Entitled to Vote
Common Stock	71,018,972

ARTICLE FOUR

The number of shares of Common Stock voted for such amendment was 60,458,163; the number of shares of Common Stock voted against such amendment was 611,606; and the number of shares of Common Stock abstaining from voting on such amendment was 9,949,203.

DATED: August 13, 2007

STERLING BANCSHARES, INC.

By:	/s/ James W. Goolsby, Jr.
James W. Goolsby, Jr.
Executive Vice President, General Counsel and Secretary

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